Exhibit 99.1
Integra LifeSciences Holdings Corporation
Initial Guidance on the Impact of Financial Accounting
Standards Board issued Staff Position No. APB 14-1
January 28, 2009
In May 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. FSP APB 14-1 applies to our $120 million 2.5% contingent convertible subordinated notes that matured in March 2008, our $165 million 2.75% senior convertible notes due June 2010 (“2010 notes”), and our $165 million 2.375% senior convertible notes due June 2012 (“2012 notes”).
Integra has adopted FSP APB 14-1 effective January 1, 2009 and will reflect the new accounting in its 2009 financial statements, starting with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Retrospective application to all periods presented is required. Accordingly, Integra will adjust its previously issued financial statements to reflect the change in interest expense for the years 2007 through 2008 to give effect to FSP APB 14-1, as applicable. Early adoption is not permitted.
Although early adoption is not permitted, based on current projections and assumptions, we have assessed the impact of adopting FSP APB 14-1 on our historical and future GAAP net income and Earnings Per Diluted Share (“EPS”) calculations. We expect that the implementation of FSP APB 14-1 will increase our reported interest expense by $13.4 million for 2007 and $12.5 million for 2008, and will increase interest expense by $11.5 million in 2009, $8.7 million in 2010, $6.7 million in 2011, and $2.9 million in 2012. After application of the appropriate income tax benefits to these revised interest expense amounts, we expect that our EPS will be reduced by approximately 26¢ in 2007, and 9¢, 5¢ and 6¢ in the first three quarters of 2008, respectively. The forward looking impact of the adoption of FSP APB 14-1 is anticipated to reduce our EPS by approximately 5¢ - 6¢ per quarter in the fourth quarter of 2008 and each quarter of 2009 for a total of 22¢ - 24¢ in the full year 2009. We expect that the impact for the full year 2010 will be approximately 16¢ - 17¢. In the first and second quarters of 2010 we expect the impact will be approximately 6¢ and 5¢, respectively, and approximately 3¢ per share in each of the third and fourth quarters of 2010. The total impact on our EPS for 2011 is expected to be approximately 12¢ - 13¢ per share, or approximately 3¢ per quarter. For 2012 we anticipate the impact to be a total of 5¢ - 6¢ per share, or approximately 2¢ - 3¢ per share in each of the first and second quarters of 2012. Included in our EPS calculation we have assumed that our outstanding common shares will include the impacts of equity-based compensation and contractual obligations relating to our acquisition of Minnesota Scientific, Inc. (d/b/a Omni-Tract Surgical).

The Company now expects GAAP diluted earnings per share for 2009 to be between $1.86 and $2.06 per share, compared to its prior guidance of between $2.09 and $2.29 per share. Adjusted diluted earnings per share for 2009, which will be adjusted, among other things to exclude non-cash interest expense related to the adoption of FSP APB 14-1, are expected to be between $2.20 and $2.40 per share.
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this document. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs, the impact on interest expense and diluted earnings per share of new accounting rules, the calculation of such impact, the assumptions included in the impact and the corresponding income tax benefit related to those costs. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the Company’s inability to design or improve internal controls to address the disclosed material weaknesses; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the Company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the Company’s recently launched and planned products; initiatives launched by the Company’s competitors; the Company’s ability to secure regulatory approval for products in development; the Company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the Company’s ability to integrate acquired businesses; the Company’s ability to leverage its existing selling organizations and administrative infrastructure; the Company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the geographic distribution of where the Company generates its net income, the timing and amount of share-based awards granted to employees; fluctuations in foreign currency exchange rates; constraints in hospital spending for capital equipment; fluctuations in the Company’s tax rate; the impact of the Company’s stock price on the Company’s diluted share count; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of these statements in light of new information or future events.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide adjusted net income and adjusted earnings per diluted share. Adjusted net income consists of net income, excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing and distribution transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) charges related to restructuring European subsidiaries, (vi) intangible asset impairment charges, (vii) incremental professional and bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K, (viii) charges relating to the grant of restricted stock units in connection with the extension of the term of the CEO’s employment agreement, (ix) non-cash interest expense related to the application of FSP ABP 14-1, and (x) the income tax expense/benefit related to these adjustments, the cumulative impact of changes in tax rates and certain other infrequently occurring items that affected the reported income tax rate for quarter and year-to-date periods. Adjusted earnings per diluted share are calculated by dividing adjusted net income for earnings per diluted share by adjusted diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this document filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-09
	Low	High
GAAP net income	$56,100	$62,200

Non-GAAP adjustments:

Acquisition-related charges	4,500	4,500

Facility consolidation, manufacturing and distribution transfer and system integration charges	900	900

Non-cash interest impact of change in accounting principles	11,500	11,500

Income tax expense (benefit) related to above adjustments	(6,700)	(6,700)

Total of non-GAAP adjustments	10,200	10,200

Adjusted net income	$66,300	$72,400

Weighted average common shares outstanding for diluted net income per share	30,200	30,200

GAAP diluted net income per share	$1.86	$2.06

Non-GAAP adjustments detailed above (per share)	$0.34	$0.34

Adjusted diluted net income per share	$2.20	$2.40

NOTE: The above table assumes the mid-point of the range for the application of APB 14-1.